Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS FISCAL 2008
THIRD QUARTER RESULTS
PEMBROKE PINES, Florida, December 3, 2008. Claire’s Stores, Inc., a leading specialty retailer offering value-priced jewelry and accessories, today reported its financial results for the 2008 third quarter ended November 1, 2008. Effective with the fiscal quarter ended May 3, 2008, the Company changed its fiscal year naming convention to coincide with the calendar year in which the fiscal year begins. Accordingly, the recently completed fiscal quarter is referred to as the 2008 third quarter and the comparable prior year quarter is referred to as the 2007 third quarter.
Third Quarter Results
The Company reported net sales of $333.0 million for the 2008 third quarter, a 6.8% decrease from the 2007 third quarter. The decrease was primarily attributable to a decline in same store sales and the effect of foreign currency translation, partially offset by new store sales.
Consolidated same store sales declined 6.3% in the 2008 third quarter. A decline in average transactions per store of 11.2%, was partially offset by a 6.2% increase in average sales per transaction. The increase in sales per transaction reflects our strategy to increase average ticket through good, better and best price tiering. The decline in the number of transactions reflects both weaker mall traffic and less reliance on low margin, low dollar value promotional transactions. In North America, same store sales decreased 8.7%, with sales at our Claire’s stores declining less than at our Icing stores. European same store sales declined 1.8%. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.
Chief Executive Officer Gene Kahn said, “In the third quarter, our sales performance was negatively affected by the challenging global retail environment, despite our improvements to the merchandising organization, ongoing benefits from our Pan-European Transformation project, and improved in-store execution. In addition to these initiatives, we continue to aggressively execute upon our Cost Savings Initiative and we realized approximately $6 million of savings in the quarter. We continue to believe we are on track to achieve the stated target of $15 million savings in Fiscal 2008 and in excess of $40 million on an annual basis.
Consistent with what other retailers have reported concerning the current challenging environment, we have experienced a decline in same store sales performance from third quarter levels thus far in the fourth quarter. This effect has been more pronounced in Europe, due primarily to a decline in sales performance in Zone 1, the United Kingdom and Ireland, which we believe has been driven by weakening economic conditions in that market.”
Gene went on to say, “Although we are facing unprecedented economic upheaval, uncertainty, and weakness in consumer confidence, as a strong value provider we anticipate maximizing the available business opportunity. This approach benefits from improved planning and strong, disciplined execution and simultaneously builds on the learnings from last year and the consumer research that helped develop and refine our holiday giftables approach. At the same time, we appreciate that the harshness of the current environment may offset the benefit of all of our hard work to reposition the business, and therefore, we are sensitive to the need to continue to reduce costs in excess of our Cost Savings Initiative and minimize capital expenditures.”
Gross profit percentage decreased 200 basis points during the 2008 third quarter to 48.7% compared to the 2007 third quarter of 50.7%. A 30 basis point increase in merchandise margin was offset by a 230 basis point increase in occupancy and buying costs. The decrease is largely attributable to the deleveraging effect of the decline in same store sales on our occupancy and buying costs. Third quarter 2008 buying costs included $0.5 million of non-recurring costs related to the Pan European Transformation project.
Selling, general and administrative expenses increased $1.3 million, or a 1.1% increase over the comparable prior period. However, excluding $2.2 million of non-recurring Pan European Transformation costs and $2.8 million of expense relating to the Cost Savings Initiative, offset by a $2.3 million of benefit resulting from foreign currency translation, selling, general and administrative expense would have decreased $1.4 million or 1.1%.

Adjusted EBITDA in the 2008 third quarter was $44.6 million compared to $60.5 million in the 2007 third quarter. The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, excluding the impact of transaction related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments.
Although the Company did not need to do so, during the quarter ended November 1, 2008, the Company drew down the remaining $194 million available under its Revolving Credit Facility. An affiliate of Lehman Brothers is a member of the facility syndicate, and so immediately after Lehman Brothers filed for bankruptcy, in order to preserve the availability of the commitment, the Company drew down the full available amount under the Revolving Credit Facility. The Company received the entire $194 million, including the Lehman Brothers affiliate’s portion. Upon the replacement of Lehman Brothers, or the assumption of its commitment by a creditworthy entity, the Company will assess whether to pay down all or a portion of this outstanding balance based on various factors, including the creditworthiness of other syndicate members and general economic conditions. Cash and cash equivalents at November 1, 2008 were $193.9 million.
During the nine months ended November 1, 2008, cash used in operating activities was $19.4 million, compared with cash used by operating activities of $14.8 million during the nine months ended November 3, 2007. The increase in cash used in operating activities was primarily impacted by increased interest expense payments due to nine months of debt interest in the current year period as compared to five months of debt interest for the prior year period. This was partially offset by a decrease in transaction-related costs. Capital expenditures during the nine months ended November 1, 2008 were $45.3 million, of which $28.7 million related to new store openings and remodeling projects, compared with $70.7 million of capital expenditures during the nine months ended November 3, 2007.
Year to Date Results
Net sales for the first nine months of 2008 declined 4.1% to $1,019.9 million from $1,063.5 million. Same store sales decreased 6.8%. For the first nine months of 2008, Adjusted EBITDA was $137.0 million compared to $185.5 million in the first nine months of 2007.

Store Count as of:	November 1, 2008	February 2, 2008	November 3, 2007
North America	2,144	2,135	2,151
Europe	930	905	900

Subtotal Company-Owned	3,074	3,040	3,051

Joint Venture	209	198	202
Franchise	188	166	159

Subtotal Non-Owned	397	364	361

Total	3,471	3,404	3,412

Conference Call Information
The Company will host its third quarter conference call on December 4, 2008, at 10:00 a.m. (EDT). The call-in number is 210-839-8081 and the password is “Claires.” A replay will be available through December 12, 2008. The replay number is 402-530-7636 and the password is 25247. The conference call is also being webcast and archived until January 4, 2009 on the Company’s corporate website at http://www.clairestores.com, where it can be accessed by clicking on the “Conference Calls” link located under “Financial Information” for a replay or download as an MP3 file.
Company Overview
Claire’s Stores, Inc. is a leading specialty retailer of value-priced jewelry and accessories for girls and young women through its two store concepts: Claire’s® and Icing®. While the latter operates only in North America, Claire’s operates worldwide. As of November 1, 2008, Claire’s Stores, Inc. operated 3,074 stores in North America and Europe. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 209 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 188 stores in the Middle East, Turkey, Russia, South Africa, Poland and Guatemala.
Forward-looking Statements:
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; general economic conditions such as increased energy costs; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our products, particularly regulations relating to the metal content in jewelry, and employment laws relating to overtime pay, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income, and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC on April 25, 2008. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Senior Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 433-3999 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(In thousands)
THIRD FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	November 1, 2008	November 3, 2007
Net sales	$332,971	$357,366
Cost of sales, occupancy and buying expenses	170,979	176,215

Gross profit	161,992	181,151

Other expenses (income):
Selling, general and administrative	129,121	127,772
Depreciation and amortization	20,024	26,428
Transaction-related costs	(569)	1,200
Other income	(2,612)	(1,310)

	145,964	154,090

Operating income	16,028	27,061
Interest expense (income), net	50,462	56,322

Loss before income taxes	(34,434)	(29,261)
Income taxes	(12,880)	(15,449)

Net loss	$(21,554)	$(13,812)

YEAR TO DATE

	Successor Entity		Predecessor Entity
	Nine Months	May 29, 2007	February 4, 2007
	Ended	Through	Through
	November 1, 2008	November 3, 2007	May 28, 2007
Net sales	$1,019,947	$638,556	$424,899
Cost of sales, occupancy and buying expenses	523,228	314,490	206,438

Gross profit	496,719	324,066	218,461

Other expenses (income):
Selling, general and administrative	392,877	220,513	154,482
Depreciation and amortization	64,686	39,598	19,652
Transaction-related costs	5,695	3,261	72,672
Other income	(3,721)	(1,706)	(1,476)

	459,537	261,666	245,330

Operating income (loss)	37,182	62,400	(26,869)
Interest expense (income), net	147,858	92,250	(4,876)

Loss before income taxes	(110,676)	(29,850)	(21,993)
Income taxes	(36,621)	(15,231)	21,779

Net loss	$(74,055)	$(14,619)	$(43,772)

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	November 1, 2008	February 2, 2008
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$193,897	$85,974
Inventories	148,578	117,679
Prepaid expenses	37,283	37,315
Other current assets	47,323	37,658

Total current assets	427,081	278,626

Property and equipment:
Land and building	22,288	22,288
Furniture, fixtures and equipment	142,372	130,130
Leasehold improvements	217,084	211,163

	381,744	363,581
Less accumulated depreciation and amortization	(101,813)	(53,972)

	279,931	309,609

Intangible assets, net of accumulated amortization of $16,256 and $4,762	790,000	777,130
Deferred financing costs, net of accumulated amortization of $15,010 and $7,079	62,580	70,511
Other assets	69,227	71,754
Goodwill	1,841,346	1,840,867

	2,763,153	2,760,262

Total assets	$3,470,165	$3,348,497

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$82,559	$56,089
Current portion of long-term debt	14,500	14,500
Income taxes payable	5,948	12,191
Accrued interest payable	38,403	19,536
Accrued expenses and other liabilities	105,202	117,076

Total current liabilities	246,612	219,392

Long-term debt	2,367,505	2,363,250
Revolving Credit Facility	194,000	—
Deferred tax liability	93,276	139,506
Deferred rent expense	16,789	10,572
Unfavorable lease obligations and other liabilities	45,367	10,577

	2,716,937	2,523,905

Commitments and contingencies	—	—

Stockholder’s equity:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	607,354	601,201

Accumulated other comprehensive income (loss), net of tax	(27,324)	3,358
Retained earnings (deficit)	(73,414)	641

	506,616	605,200

Total liabilities and stockholder’s equity	$3,470,165	$3,348,497

Net income (loss) reconciliation to EBITDA and Adjusted EBITDA
EBITDA represents net income (loss) before provision for income taxes, interest income and expense, and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude non-cash and unusual items. Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.
EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP, are not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
Some of the limitations of EBITDA and Adjusted EBITDA are:
•	EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA and Adjusted EBITDA do not reflect non-recurring expenses which qualify as extraordinary items such as one-time write-offs to inventory and reserve accruals.
While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings we will make with the SEC.

CLAIRE’S STORES, INC. AND SUBSIDIARIES
(UNAUDITED)
(IN THOUSANDS)

	Three Months	Three Months
	Ended	Ended
	November 1,	November 3,
	2008	2007

Net loss	$(21,554)	$(13,812)
Income tax benefit	(12,880)	(15,449)
Interest expense	50,830	57,170
Interest income	(368)	(848)
Depreciation and amortization	20,024	26,428

Reported EBITDA	36,052	53,489
Book to cash rent adjustment (a)	1,768	2,736

EBITDA after rent related adjustment	37,820	56,225
Amortization of intangible assets (b)	491	540
Equity income (c)	(386)	(531)
Gain on retirement of property and equipment, net (d)	(58)	(62)
Gain on sale of intangible assets (e)	(1,446)	—
Stock compensation expense (f)	2,238	1,944
Legal settlement & related costs (g)	—	—
Relocation costs (h)	214	—
Consulting expenses (i)	—	77
Fixture leases (j)	—	360
Cost savings (k)	—	—
Management fee (l)	750	750
Transaction related costs (m)	(569)	1,200
Pan European Transformation costs (n)	2,745	—
Cost Savings Initiative costs (o)	2,831	—

Adjusted EBITDA	$44,630	$60,503

CLAIRE’S STORES, INC. AND SUBSIDIARIES
(UNAUDITED)
(IN THOUSANDS)

	Successor	Predecessor	Successor
	Entity	Entity	Entity	Combined
	Feb. 3, 2008		May 29, 2007	Thirty Nine
	Through	Feb. 4, 2007	Through	Weeks Ended
	November 1,	Through	November 3,	November 3,
	2008	May 28, 2007	2007	2007
Net loss	$(74,055)	$(43,772)	$(14,619)	$(58,391)
Income tax expense (benefit)	(36,621)	21,779	(15,231)	6,548
Interest expense	149,113	86	94,010	94,095
Interest income	(1,255)	(4,962)	(1,760)	(6,721)
Depreciation and amortization	64,686	19,652	39,598	59,250

Reported EBITDA	101,868	(7,217)	101,998	94,781
Book to cash rent adjustment (a)	5,390	677	4,064	4,741

EBITDA after rent related adjustment	107,258	(6,540)	106,062	99,522
Amortization of intangible assets (b)	1,593	622	790	1,410
Equity income (c)	(285)	(665)	(498)	(1,163)
(Gain) loss on retirement of property and equipment, net (d)	(215)	1,201	399	1,600
Gain on sale of intangible assets (e)	(1,446)	—	—	—
Stock compensation expense (f)	6,153	1,275	2,833	4,108
Legal settlement & related costs (g)	373	200	—	200
Relocation costs (h)	958	—	—	—
Consulting expenses (i)	1,132	341	271	612
Fixture leases (j)	255	479	621	1,101
Cost savings (k)	—	897	33	930
Management fee (l)	2,250	—	1,250	1,250
Transaction related costs (m)	5,695	72,672	3,260	75,933
Pan European Transformation costs (n)	8,728	—	—	—
Cost Savings Initiative costs (o)	4,502	—	—	—

Adjusted EBITDA	$136,951	$70,482	$115,021	$185,503

The following footnotes relate to the tables on pages 7 and 8:

(a)	Represents the elimination of net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

(b)	Represents the elimination of non-cash amortization of lease rights.

(c)	Represents the elimination of non-cash equity income or loss from our 50:50 joint venture with AEON Co. Ltd.

(d)	Represents the elimination of non-cash losses on store related property and equipment primarily associated with remodels, relocations and closures.

(e)	Represents the elimination of the gain on sale of lease rights upon exiting certain European locations.

(f)	Represents the elimination of non-cash stock compensation expense.

(g)	Represents the elimination of a legal settlement and fees in connection with wage and hour class action litigation in California.

(h)	Consists of costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees.

(i)	Represents the elimination of non-recurring consulting expenses.

(j)	Represents the elimination of non-cash amortization expenses associated with synthetic leases of store fixtures. The Company has not entered into any new synthetic leases after 2001.

(k)	Reflects the adjustment of executive air travel and other costs to the Company’s estimate for such costs on a normalized basis and the estimated savings on directors’ and officers’ insurance reflective of the Company no longer being a public company. For purposes of estimating these savings, we assumed an annual air travel budget of $250,000 for our senior executive officers.

(l)	Represents the management fee paid to Apollo Management and Tri-Artisan Capital Partners.

(m)	Transaction costs represent legal, financial advisory, compensation, severance and other acquisition related expenses.

(n)	Represents the non-recurring costs of our strategic Pan-European Transformation project. These costs consist primarily of severance, consulting fees, compensation and legal expense which are included in buying and SG&A

(o)	Represents the non-recurring costs relating to our Cost Savings Initiative project. These costs consist primarily of consulting fees and are included in SG&A expenses.